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Exhibit 23.4

INDEPENDENT AUDITOR'S CONSENT

        We consent to incorporation by reference in the Registration Statement (Form S-3) of Perficient, Inc. of our report dated February 8, 2002, with respect to the balance sheet of Primary Webworks Inc. d/b/a Vertecon, Inc. as of December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001.

        Our report dated February 8, 2002, contains an explanatory paragraph that states that the Company has experienced losses from operations and deficits in cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Wipfli Ullrich Bertelson LLP
Eau Claire, Wisconsin
May 23, 2002

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  Exhibit 23.4
INDEPENDENT AUDITOR'S CONSENT